Exhibit 23.8

CONSENT OF DEEPAK MALHOTRA

The undersigned hereby states as follows:

I, Deepak Malhotra,  assisted with the preparation of the “NI 43-101 Technical Report - Mt Todd Gold Project - 50,000 tpd Preliminary Feasibility Study – Northern Territory, Australia” effective date September 10, 2019 issue date October 7, 2019, for Vista Gold Corp. (the Company”), portions of each of which are summarized (the “Summary Material”) in this Annual Report on Form 10-K for the year ended December 31, 2019 (the “Form 10-K”), which in turn is incorporated by reference in this Registration Statement on Form S-8 (this “Registration Statement”), to be filed with the United States Securities and Exchange Commission.

I hereby consent to the incorporation by reference in this Registration Statement of the Summary Material concerning the Technical Reports and the reference to my name as set forth in the Form 10-K.

/s/ Deepak Malhotra
Name: Deepak Malhotra

Date: June 15, 2020